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                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") among SBA PROPERTIES INC., a Florida corporation (the "Company"), and THOMAS P. HUNT (the "Executive") is made and entered into as of this 28th day of February, 2003.

                              W I T N E S S E T H :

                  WHEREAS, the Company, SBA Communications Corporation, a Florida corporation (the "Parent") and their subsidiaries engage in the business of developing, leasing and maintaining wireless telecommunications tower sites; and

                  WHEREAS, the Executive and the Company wish to provide for the employment of the Executive by the Company, Parent and their subsidiaries (the "Parent Group") on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company on the terms and conditions set forth herein.

                  2. TERM. The term of employment of the Executive by the Parent Group hereunder shall commence as of January 1, 2003 (the "Effective Date") and shall end December 31, 2004 (the "Initial Term"), unless sooner terminated as hereinafter provided. At the end of the Initial Term, the Executive's employment pursuant to this Agreement shall be extended automatically for successive two (2) year terms of employment, unless either the Company or the Executive notifies the other party in writing at least one-hundred eighty (180) days prior to the end of the Initial or any later Term of an intention not to renew this Agreement, in which case this Agreement will terminate at the end of such Term. All references herein to the "Term" shall refer to both such Initial Term and any such successive Terms.

                  3.  POSITION AND DUTIES.

                  (a) The Executive shall initially serve as the senior vice president and the general counsel of the Company. The Executive shall generally perform the duties of a senior vice president and general counsel for the Company and shall have such specific responsibilities, duties and authorities as shall from time to time be assigned by the President, Chief Executive Officer or Board of Directors of the Company (the "Company Board").

                  (b) The Executive shall also serve as the senior vice president and general counsel of the Parent and any other positions within the Parent Group as determined from time to time by the Board of Directors of the Parent (the "Parent Board"). The Executive shall generally

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perform the duties of a senior vice president and general counsel for the Parent and shall have such specific responsibilities, duties and authorities as shall from time to time be assigned by the President, Chief Executive Officer, Parent Board or the applicable subsidiary. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, the Parent and its subsidiaries (the "Parent Group").

                  4.  COMPENSATION AND RELATED MATTERS.

                  (a) Salary. During the Term, the Executive shall be paid an annual salary at a rate of $240,000 per annum, which amount may be increased but not decreased by the Company Board and the Parent Board (the "Base Salary"). The Company shall pay the Base Salary in accordance with its regular payroll practices as in effect from time to time. Compensation of the Executive by payments of Base Salary shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Parent Group.

                  (b) Bonuses. In addition to the Base Salary payable to the Executive hereunder, the Executive shall be entitled to receive a bonus (the "Bonus") hereunder for each calendar year (prorated for periods of service less than a full calendar year, including any final year of service) to the extent earned in accordance with performance targets, measurements and such other criteria as shall be established for such year by the Company and the Parent on or before March 31st of such year. The annual amount of Bonus potential pursuant to this Section 4(b) shall not be less than 50% of the Base Salary paid to the Executive, and the Bonus shall be payable by March 31st of the succeeding calendar year or thirty (30) days following termination of employment.

                  (c) Expenses. During the Term, the Executive shall be entitled to receive payment or reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Parent Group, cell phone expenses and dues and seminar fees (including, without limitation, the cost of seminars, educational courses and license fees not to exceed $5,000 per annum necessary for the Executive to maintain his active status as a Florida licensed attorney at law); provided that such expenses are incurred and accounted for in accordance with the policies and procedures then established by the Parent Group from time to time.

                  (d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Parent Group in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, which benefits shall include disability insurance for as long as the Parent Group generally provides disability insurance to its officers. Any payments, bonuses or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Parent Group for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.

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                  (e) Group or Family Medical Coverage. The Company shall
immediately cause to be provided group or family medical insurance coverage to the Executive and his dependents under a plan for employees of the Parent Group and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses and shall be subject to such deductibles as applicable to other Parent Group employees.

                  (f) Binding Guarantee. If the value of all vested options granted or restricted stock set forth on Exhibit A (i) at September 19, 2003 or
(ii) on an Acceleration Event (as defined in that certain Incentive Stock Option Agreement between Executive and Parent dated as of September 5, 2000) is not worth One Million ($1,000,000) dollars, then the Company will pay to the Executive (within thirty (30) days following the occurrence of such event) the difference at its option in cash or freely-tradeable shares of the Parent's Class A Common Stock at that time. The "value" of the Executive's options shall be the greater of (1) the gross amount realized by the Executive upon a sale of the shares less the option exercise price or (2) the amount determined by the average closing price per share during the two non-blackout periods in which the Executive otherwise could have sold shares immediately prior to October 4, 2003 or the Acceleration Event, less the average exercise price of the Executive's options calculated as if the Executive had not exercised any options or sold any shares during the period between the date of this Agreement and the applicable date. This Section 4(f) shall survive any termination of this Agreement.

                  5. WITHHOLDING. Both the Executive and the Company agree that all amounts paid pursuant to this Agreement shall be subject to all applicable federal, state, local and foreign withholding requirements.

                  6.  TERMINATION. Subject to the provisions set forth in this
Section 6, the Parent Group shall have the right to terminate the Executive's employment hereunder, and the Executive shall have the right to resign his employment with the Parent Group, at any time for any reason or for no stated reason.

                  (a) General. Upon a termination of the Executive's employment for any reason, he shall be entitled to receive: (i) any accrued and unpaid Base Salary determined as of his date of termination, (ii) a cash payment (calculated on the basis of his Base Salary then in effect) for all unused vacation days which the Executive may have accrued as of his date of termination and (iii) any unpaid reimbursement for business expenses the Executive is entitled to receive under Section 4(c) above.

                  (b) Termination for Cause; Resignation Without Good Reason.

                      (i) If, prior to the expiration of the Term, the Executive's employment with the Parent Group is terminated by the Parent Group for Cause (as defined below) or if the Executive resigns without Good Reason (as defined below), he shall be entitled to the payments set forth in Section 6(a). Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

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                  (ii)  "Cause" means any of the following events: (A) the
Executive's willful material violation of any law or regulation applicable to the business of the Parent Group; (B) the Executive's conviction of, or plea of "no contest" to, a felony; (C) any willful perpetration by the Executive of an act involving moral turpitude or common law fraud whether or not related to his activities on behalf of the Parent Group; (D) any act of gross negligence by the Executive in the performance of his duties as an employee of the Parent Group;
(E) any material violation of the employee manuals of the Parent Group, as in effect from time to time; or (F) any willful misconduct by the Executive that is materially injurious to the financial condition, business, or reputation of, or is otherwise materially injurious to, the Parent Group.

                  (iii) Termination of the Executive's employment for Cause shall be communicated by delivery to the Executive of a written notice from the Company Board and the Parent Board stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that upon receipt of such notice, the Executive shall have (A) an opportunity to cure the matter constituting Cause within a measurable period of time and (B) an opportunity, together with his counsel, to be heard by the Company Board and the Parent Board. The date of a resignation by the Executive shall be the date specified in a written notice of resignation to the Company. The Executive shall provide at least 30 days' advance written notice of resignation without Good Reason; provided, however, that the Parent Group, in its sole discretion, may waive the notice requirement in whole or in part.

              (c) Termination Without Cause; Resignation for Good Reason.

                  (i) If, prior to the expiration of the Term, the Executive's employment with the Parent Group is terminated by the Parent Group without Cause or if the Executive resigns from his employment hereunder for Good Reason, then in addition to the amounts set forth in Section 6(a), the Executive shall be entitled to the following payments (collectively, the "Severance Payments"): (A) a pro rata portion of the Bonus for the year in which the termination or resignation occurs calculated by multiplying (x) the Bonus for the year of termination (based and on the assumption that all performance targets have been or will be achieved) by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of termination and denominator of which is 365; and (B) a payment equal to two (2) times the sum of (x) the Reference Salary, (y) the Reference Bonus and (z) the Reference Benefits Value (each as defined below). Payment of the Severance Payments shall be contingent upon the Executive executing a full release and waiver of claims against the Parent Group in a form approved by the Company Board and the Parent Board.

                  "Reference Benefits Value" means the greater of (1) $22,373 and (2) the value of all medical, dental, health, life, and other fringe benefit plans and arrangements applicable to the Executive and his dependents for the year in which the termination occurs.

                  "Reference Bonus" means the greater of (1) $90,000, (2) 75% of the Executive's target Bonus for the year in which the termination occurs and
(3) 100% of the Executive's Bonus for the year immediately preceding the year in which the Executive's termination of employment occurred.

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                  "Reference Salary" means the greater of (1) $240,000 and (2)
the Executive's annual rate of Base Salary for the year in which the termination occurs.

                  (ii) Resignation for "Good Reason" means the occurrence of any of the following events: (A) the Executive's position, title, duties, and reporting responsibilities with the Parent in effect on the Effective Date become less favorable in any material respect, (B) a reduction in the Base Salary, Bonus or material benefits as of the Effective Date or (C) the relocation of the Executive's principal place of business to a location that is more than twenty (20) miles from the Executive's primary business location on the Effective Date without the Executive's consent. In order to constitute Good Reason, (x) the Executive must provide written notification of his intention to resign within thirty (30) days after the Executive knows or has reason to know of the occurrence of any such event, and (y) such event or condition is not corrected, in all material respects, by the Company within twenty (20) days of its receipt of such notice and (z) the Executive resigns his employment with the Parent and the Company not more than thirty (30) days following the expiration of the 20-day period described in the foregoing clause (y).

                  (iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company and the Parent; provided, however, that no such written notice shall be effective unless the cure period specified in Section 6(c)(ii) above has expired without the Parent Group having corrected the event or events subject to cure.

              (d) Disability; Death. If, as a result of the Executive's incapacity due to physical or mental illness (such incapacity being determined by the Parent Group in its reasonable discretion), the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months, the Parent Group may terminate the Executive's employment hereunder. Upon a termination pursuant to this Section 6(d) or as a result of the Executive's death, the Executive (or his estate, as applicable) shall be entitled to the benefits set forth in Section 6(a). Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination.

               7. CHANGE IN CONTROL.

              (a) The Term shall automatically be extended for two (2) years following the effective date of a Change in Control of the Parent (as defined below).

              (b) A "Change in Control" shall be deemed to have occurred when:

                  (i) any person other than Steven E. Bernstein is or becomes the "beneficial owner" (as defined) in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Parent representing fifty percent (50%) or more of the combined voting power of the Parent's then- outstanding securities; or

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                  (ii)  the following individuals cease for any reason to
constitute a majority of the number of directors then serving: individuals who constitute the Parent Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Parent) whose appointment or election by the Parent Board or nomination for election by the Parent's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (iii) there is consummated a merger or consolidation of the Parent, other than (A) a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any subsidiary, at least fifty percent (50%) of the combined voting power of the securities of the Parent or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such person any securities acquired directly from the Parent or its affiliates other than in connection with the securities acquired directly from the Parent or its affiliates other than in connection with the acquisition by the Parent or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Parent's then outstanding securities; or

                  (iv) the shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement for the sale or disposition by the Parent of all or substantially all of the Parent's assets, other than a sale or disposition by the Parent of all or substantially all of the Parent's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

                  8. REDUCTION OF PAYMENTS.

                  (a) In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall have the right to reduce the amount of the Severance Payments payable to the Executive under this Agreement such that the present value of all Covered Payments (as determined under the Code and the applicable regulations) does not constitute a "parachute payment" for purposes of Section 280G of the Code.

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          (b)  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax:

               (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, but no "parachute payments" in excess of the "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants or tax counsel selected by such accountants (the "Accountants"), there is no substantial authority that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount", and

               (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (c) The Company shall apply the provisions of this Section 8(c) in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 280G of the Code. For purposes of applying the provisions of this Section 8, the Company shall be entitled to rely on the written advice of legal counsel or a nationally recognized accounting firm as to whether one or more Covered Payments constitute "parachute payments" under Section 280G of the Code.

          9.   PROTECTION OF THE COMPANY'S INTERESTS.

          (a) No Competing Employment. For so long as the Executive is employed by the Parent Group and during a period of one (1) year after his employment with the Parent Group has been terminated (such period being referred to hereinafter as the "Restricted Period"), the Executive shall not, without the prior written consent of the Company Board and the Parent Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the business of the Parent Group by providing any goods or services provided or under development by the Parent Group at the effective date of the Executive's termination of employment (the "Business"); provided, however, that this Section 9(a) (i) shall not proscribe the Executive's ownership, either directly or indirectly, of less than one (1) percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. and (ii) shall not preclude the Executive (after the date of termination) from engaging in the practice of law as a shareholder, partner or employee of a law firm regardless of whether he provides legal services to a person or entity which engages in a trade or business competitive with the business.

          (b) No Interference. During the Restricted Period, the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Parent Group), (i) solicit, or endeavor to entice away from the Parent Group, or otherwise interfere with the

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relationship of the Parent Group with, any person or entity who is, or was within the then most recent twelve-month period, (A) employed by, or otherwise engaged to perform services for, the Parent Group, or (B) a customer or client of the Parent Group or (ii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 9(b) if such activity were carried out by the Executive, and, in particular, the Executive agrees that he will not, directly or indirectly, induce any employee of the Parent Group to carry out any such activity, or (iii) otherwise interfere with the business of the Parent Group.

          (c) Non-Disparagement. During the Restricted Period and thereafter, the Executive shall not intentionally make any public statement, or publicly release any information, that disparages or defames the Parent Group, or any of its officers and directors, and shall not intentionally cause or encourage any other person to make any such statement or publicly release any such information.

          (d) Confidentiality. The Executive understands and acknowledges that in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Parent Group that concerns the technological innovations, operations and methodologies of the Parent Group, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, "Proprietary Information"). The Executive recognizes that the use or disclosure of Proprietary Information could cause the Parent Group substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive agrees that during the period beginning on the date hereof and continuing in perpetuity thereafter, he shall keep confidential and shall not directly or indirectly disclose any such Proprietary Information to any third party, except as required to fulfill his duties in connection with his employment by the Parent Group, and shall not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

          "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or the products and services of the Company.

          (e) Exclusive Property. The Executive confirms that all Proprietary Information is and shall remain the exclusive property of the Parent Group. All business records, papers and documents kept or made by him relating to the business of the Parent Group shall be and remain the property of the Parent Group. Upon the termination of the Executive's employment with the Parent Group or upon the request of the Parent Group at any time, he shall promptly deliver to the Parent Group, and shall not without the consent of the Company and the Parent retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the

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business or affairs of the Parent Group; provided, however, that subsequent to any such termination, the Parent Group shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which he has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

          (f) Assignment of Developments. During the Executive's employment, all Developments that are at any time made, conceived or suggested by him, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Parent Group, free of any reserved or other rights of any kind on his part. If such Developments were made, conceived or suggested by the Executive during or as a result of his employment relationship with the Parent Group, shall promptly make full disclosure of any such Developments to the Parent Group and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Parent Group to be necessary or desirable at any time in order to effect the full assignment to the Parent Group, of his right and title, if any, to such Developments. The Executive acknowledge and agree that any invention, concept, design or discovery that concretely relates to or is associated with the Executive's work for the Parent Group that is described in a patent application or is disclosed to a third party directly or indirectly by the Executive during the Restricted Period shall be the property of and owned by the Parent Group and such disclosure by patent application or otherwise shall constitute a breach of Section 8(a) above.

          (g) Injunctive Relief. Without intending to limit the remedies available to the Parent Group, the Executive acknowledge that a breach of any of the covenants contained in this Section 8 may result in material irreparable injury to the Parent Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Parent Group shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this Section 9.

          (h) Enforceability. Should any of the time periods or the geographic area set forth in this Section 9 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum permitted by governing law.

          10. NOTICE. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

          If to the Executive:              Thomas P. Hunt

                                            -----------------------------------

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                                            ____________________________________

         If to the Company:                 SBA Properties Inc.
                                            5900 Broken Sound Parkway N.W.
                                            Boca Raton, Florida, 33487
                                            Attn: President

         With a copy to:                    Shearman & Sterling
                                            599 Lexington Ave.
                                            New York, NY
                                            10022
                                            Attn: Kenneth J. Laverriere

or to such other address as any party may designate by notice complying with the provisions of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

          11. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

          12. ASSIGNMENTS. No party shall assign his or its rights and/or obligations under this Agreement without the prior written consent of each other party to the Agreement. The Company will require a successor to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

          13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

          14. ENFORCEMENT COSTS. If any civil action or other legal proceeding arising out of or related to this Agreement is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by attorney to the prevailing party.

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          15.  EQUITABLE REMEDIES. The Executive acknowledges that the services to be rendered by the Executive hereunder are extraordinary and unique and are vital to the success of the Company, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by the Executive. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Parent Group shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without the Parent Group being required to show any actual damage or to post an injunction bond.

          16. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without reference to any choice of law provisions therein.

          17. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

          18. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

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          19.  ENTIRE AGREEMENT. This Agreement and the other documents executed by the parties in connection herewith (including that certain Incentive Stock Option Agreement and Restricted Stock Agreement) represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties, including, without limitation, the employment agreement between the Executive and the Parent dated September 5, 2000.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                            SBA PROPERTIES INC.


                                            By: /s/ Jeffrey A. Stoops
                                                -------------------------------
                                                Jeffrey A. Stoops, President


                                                /s/ Thomas P. Hunt
                                                --------------------------------
                                                Thomas P. Hunt